FOR IMMEDIATE RELEASE Switch & Data Facilities Company, Inc. 1715 North Westshore Blvd Tampa, FL 33607 (813) 207-7700

Investor Relations Contact: Kathleen Heaney (203) 803-3585	Keith Olsen CEO & President

Media Contact: Brian Ruby (203) 682-8200	George Pollock Chief Financial Officer

Switch & Data Facilities Company, Inc. Announces Completion of

Initial Public Offering and

Exercise of Over-Allotment Option

Tampa, Florida, February 16, 2007. Switch & Data Facilities Company, Inc. (Switch and Data®) (NASDAQ: SDXC), announced today that it had closed its initial public offering of 13,416,667 shares of common stock at the public offering price of $17.00 per share, less underwriting discounts and commissions. Of these 13,416,667 shares that were sold, 9,000,000 shares were sold by the Company and 4,416,667 shares were sold by certain of the Company’s stockholders (1,750,000 of which were purchased by the underwriters pursuant to their over-allotment option). The shares trade on the NASDAQ Global Market under the symbol “SDXC.”

Net proceeds of this offering are intended to be used for the repayment of a portion of the Company’s indebtedness, working capital and other corporate purposes.

Deutsche Bank Securities Inc. and Jefferies & Company, Inc. acted as the joint book-running managers for the offering. CIBC World Markets, RBC Capital Markets, Raymond James, Lazard Capital Markets and Merriman Curhan Ford & Co. served as co-managers.

A copy of the final prospectus relating to this offering may be obtained by contacting Deutsche Bank Securities Inc. toll free by telephone at (800) 503-4611 or Jefferies & Company, Inc. by telephone at (212) 284-2342.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Switch and Data is based in Tampa, Florida. Switch and Data maintains 34 colocation centers in 23 North American markets.

Certain statements herein are “forward-looking statements”. Such forward-looking statements are not historical facts but instead reflect the Company’s current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future events and results of operations, see the discussion in our Registration Statement on Form S-1 (Commission file number 333-137607) under the caption “Risk Factors.” The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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